General Growth Properties, Inc.
110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX

News Release

FOR IMMEDIATE RELEASE

GENERAL GROWTH CLOSES NEW SECURED MORTGAGE LOAN FACILITY

Chicago, Illinois, July 11, 2008 – General Growth Properties, Inc. (NYSE: GGP) announced today the closing of the first stage of a new secured mortgage loan facility. Loan proceeds of $875 million were utilized to repay all remaining loans maturing in the third quarter of 2008, except for one $73 million property loan which cannot be repaid without a prepayment penalty prior to its due date in September. The Company anticipates receiving additional fundings under the loan facility of up to an additional $875 million, which would bring the loan facility to its maximum balance of $1.75 billion. Additional facility funding would be utilized to repay the aforementioned property loan that matures in September and as many as six other property loans which mature on various dates in the fourth quarter of 2008 and for other general corporate purposes.

The loan facility has an initial term of three years and two one-year extension options, which are subject to certain subsequent conditions. Through an interest rate swap that was executed today, the initial $875 million of the loan facility will bear interest at a fixed rate of 5.64 percent per year.

The Company is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT). The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, retail and credit market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K (as amended by Amendment No. 1 to such report filed on Form 10-K/A), which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

###